Exhibit 99.1

INSTITUTIONAL FINANCIAL MARKETS, INC. ANNOUNCES RESULTS OF THE EXCHANGE OFFER

FOR ITS OUTSTANDING 7.625% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2027

Philadelphia and New York, July 20, 2011 – Institutional Financial Markets, Inc. (NYSE AMEX: IFMI) (“IFMI”), a leading financial services company specializing in credit-related fixed income investments, today announced the final results of its offer to exchange for new securities (the “Exchange Offer”), at the election of each holder, any and all of its outstanding 7.625% Contingent Convertible Senior Notes due 2027 (the “Old Notes”). At the commencement of the Exchange Offer, IFMI had $19,506,000 principal amount of the Old Notes outstanding. The Exchange Offer for the Old Notes expired at 5:00 p.m., New York City time, on July 19, 2011.

IFMI has been advised by Global Bondholder Services Corporation, the exchange agent and information agent for the Exchange Offer, that, at the expiration of the Exchange Offer, $7,621,000 aggregate principal amount of the Old Notes had been tendered for exchange, representing approximately 39% of the principal amount of the Old Notes outstanding. The consideration for the Exchange Offer will be delivered promptly by the exchange agent and information agent.

In accordance with the terms of the Exchange Offer, IFMI will issue $7,621,000 aggregate principal amount of a new series of 10.50% Contingent Convertible Senior Notes due 2027 in exchange for the $7,621,000 aggregate principal amount of the Old Notes that were tendered. IFMI will also pay in cash all accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer to, but not including, the settlement date, which is expected to be Friday, July 22, 2011.

A total of $11,885,000 principal amount of Old Notes will remain outstanding after completion of the Exchange Offer.

Additional information regarding the Exchange Offer may be obtained from the exchange agent and information agent at the address set forth below:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll Free: (866) 470-3800

This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, any Old Notes, in any jurisdiction in which such offer, exchange, or solicitation would be unlawful prior to registration or qualification under the securities laws. The Exchange Offer was made only pursuant to the Exchange Offer Circular.

About Institutional Financial Markets, Inc.

IFMI is a leading financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown over the past ten years to provide an expanding range of asset management, capital markets and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products, operating primarily through IFMI’s subsidiaries PrinceRidge Holdings LP and JVB Financial Holdings, LLC. The Asset Management segment manages assets through listed and private companies, funds, managed accounts and collateralized debt obligations. As of March 31, 2011, IFMI managed approximately $9.6 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.ifmi.com.

Forward-Looking Statements

This release contains “forward-looking statements.” Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” negatives thereof, or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

While we cannot predict all of the risks and uncertainties, they include, but are not limited to, those risks and uncertainties described in “Item 1A - Risk Factors” included in IFMI’s Annual Report on Form 10-K for the year ended December 31, 2010. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. All subsequent written and oral forward-looking statements concerning other matters addressed in this release and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this release. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

Contact:

For IFMI:

IFMI Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-355-4449
Chief Financial Officer	jgolden@joelefrank.com
investorrelations@ifmi.com